  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15 , 1996

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         ABC RAIL PRODUCTS CORPORATION
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         DELAWARE                 3462, 3743                 36-3498749
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBERS)   IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                           200 SOUTH MICHIGAN AVENUE
                                  SUITE 1300
                            CHICAGO, ILLINOIS 60604
                                 312-322-0360
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 D. CHISHOLM MACDONALD, SENIOR VICE PRESIDENT
                           200 SOUTH MICHIGAN AVENUE
                                  SUITE 1300
                            CHICAGO, ILLINOIS 60604
                                 312-322-0360
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         COPIES OF COMMUNICATIONS TO:
        GARY T. JOHNSON, ESQ.                  THOMAS J. MURPHY, ESQ.
      JONES, DAY, REAVIS & POGUE               MCDERMOTT, WILL & EMERY
         77 WEST WACKER DRIVE                  227 WEST MONROE STREET
     CHICAGO, ILLINOIS 60601-1692           CHICAGO, ILLINOIS 60606-5096

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                           PROPOSED       PROPOSED
                                               AMOUNT      MAXIMUM        MAXIMUM
                                               TO BE    OFFERING PRICE   AGGREGATE     AMOUNT OF
          TITLE OF EACH CLASS OF             REGISTERED  PER SECURITY  OFFERING PRICE REGISTRATION
        SECURITIES TO BE REGISTERED            (1)(2)        (1)           (1)(2)       FEE (3)
--------------------------------------------------------------------------------------------------
Subordinated Debt Securities and Common
 Stock, par value $0.01 (including
 preferred share purchase rights)..........                             $100,000,000    $30,304
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The amount to be registered, the proposed maximum offering price per security and the proposed maximum aggregate offering price for each class of security being registered have been omitted in accordance with the General Instructions to Form S-3.
(2) In no event will the aggregate initial offering price of the Subordinated Debt Securities (excluding accrued interest) and Common Stock issued under this Registration Statement exceed $100,000,000.
(3) The amount of the registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1996

PROSPECTUS
                         ABC RAIL PRODUCTS CORPORATION

                          SUBORDINATED DEBT SECURITIES

                                  COMMON STOCK

  ABC Rail Products Corporation, a Delaware corporation (the "Company") may offer, from time to time, (i) its Subordinated Debt Securities (the "Debt Securities") and/or (ii) shares of its Common Stock, par value $0.01 (the "Common Stock"), at prices and on terms to be determined when an agreement to sell is made or at the time or times of sale, as the case may be. The Debt Securities and the Common Stock may be issued in one or more series or issuances, as the case may be, and the aggregate initial offering price thereof will not exceed $100,000,000. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities."

  This Prospectus will be supplemented by an accompanying prospectus supplement or supplements ("Prospectus Supplement") that will set forth, in the case of any Debt Securities for which this Prospectus is being delivered ("Offered Debt Securities"), the form in which such Debt Securities are to be issued and the designation thereof, their aggregate principal amount, rate or rates and times of payment of interest, maturity or maturities, their purchase price or prices and initial offering price or prices, redemption or repurchase provisions, if any, and other specific terms of such Debt Securities and, in the case of any Common Stock for which this Prospectus is being delivered ("Offered Stock"), the number of shares of such Common Stock and their purchase price and the initial public offering price or prices. See "Description of the Debt Securities" and "Description of Capital Stock" herein.

  The Common Stock of the Company is listed on the Nasdaq National Market under the symbol "ABCR." Unless otherwise specified in the applicable Prospectus Supplement, the Offered Stock will be listed, subject to notice of issuance, on the Nasdaq National Market.

                                  -----------

  FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS," AT PAGE 3 OF THIS PROSPECTUS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY  OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
     CRIMINAL OFFENSE.

                                  -----------

  The Company may sell the Securities to or through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

                                  -----------

                The date of this Prospectus is           , 1996.

  IN CONNECTION WITH THIS OFFERING THE UNDERWRITERS MAY, IF APPLICABLE, OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS OR SERIES OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "PLAN OF DISTRIBUTION."

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996.

  2. The Company's Current Reports on Form 8-K dated October 22, 1996 and October 8, 1996.

  3. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed November 19, 1993.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent a statement contained in this Prospectus or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO D. CHISHOLM MACDONALD, SENIOR VICE PRESIDENT, ABC RAIL PRODUCTS CORPORATION, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 200 SOUTH MICHIGAN AVENUE, SUITE 1300, CHICAGO, ILLINOIS 60604, TELEPHONE NUMBER (312) 322-0360. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT WERE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                                  THE COMPANY

  ABC Rail Products Corporation (the "Company") is a leader in the engineering, manufacturing and marketing of replacement products and original equipment for the freight railroad and rail transit industries. The Company's products include specialty trackwork, such as rail crossings and switches; mechanical products, such as railcar, locomotive and idler wheels, mounted wheel sets and metal brake shoes; and classification yard products and automation systems. The Company operates in the composite brake shoe market through a joint venture. The Company was incorporated under the laws of Delaware in 1987. The principal executive offices of the Company are located at 200 South Michigan Avenue, Suite 1300, Chicago, Illinois 60604 and its telephone number is (312) 322-0360.

                                 RISK FACTORS

  Prospective investors should carefully consider the following matters, together with the other information set forth in the Prospectus, in evaluating the Company and its business before making an investment decision.

INDUSTRY CYCLICALITY

  Demand for railroad products generally fluctuates in line with overall economic conditions. In economic downturns, railroads may defer certain expenditures in order to conserve cash in the short term. Also, reductions in freight traffic due to economic downturns or other factors may reduce demand for the Company's replacement products by reducing wear.

COMPETITION

  Although in North America there are only three other principal specialty trackwork manufacturers and two other principal railroad wheel producers, the markets served by the Company are competitive. The limited number of railroad customers, their efforts to reduce costs and excess industry capacity in certain of the Company's product lines historically have limited the Company's ability to increase prices. Some competitors have greater financial resources than the Company. Currently, no single company competes with the Company across all of its product lines. However, there can be no assurance that competition in one or more of its product lines will not reduce the Company's profitability. Historically, the Company has experienced limited foreign competition due to the specialized nature of many of its products, the importance of the Association of American Railroads product approvals and compliance with the American Railroad Engineering Association specifications and the cost of shipping. However, there can be no assurance that foreign competition will not increase in the future.

RELIANCE ON CERTAIN CUSTOMERS

  The Company's principal specialty trackwork customers are the North American Class I railroads, although the Company also sells specialty trackwork to a number of regional and short-line railroads as well as rail transit systems. The Company's wheel and wheel mounting customers include the Class I railroads, regional and short-line railroads, railcar and locomotive manufacturers and railroad service companies. The Company's metal brake shoe customers include railroads, rail transit systems and manufacturers of railcar and locomotive braking systems. The Company's largest customers are the Burlington Northern Santa Fe and Union Pacific Corporation (recently merged with Southern Pacific Rail Corporation), which accounted for approximately 27% and 17%, respectively, of the Company's net sales for fiscal 1996. No other customer accounted for more than 10% of fiscal 1996 net sales. In fiscal 1994, the Company entered into multi-year agreements with Burlington Northern Railroad Company (recently merged as the Burlington Northern Santa
Fe) and Union Pacific Corporation for the supply of specialty trackwork products. The Company's five largest customers accounted for approximately 56% of the Company's net sales during fiscal 1996. A significant decrease in business from any of these customers, or the loss of any major customer, could have a material adverse effect on the Company.

UNEVEN TRACKWORK SHIPMENT PATTERNS; SEASONALITY

  The peak season for installation of specialty trackwork extends from March through October, when weather conditions are generally favorable for installation and, as a result, net sales of specialty trackwork have historically been more concentrated in the period from January to June, a period roughly corresponding to the second half of the Company's fiscal year. In addition, a number of the Company's facilities close for regularly scheduled maintenance in the late summer and late December, which tends to reduce operating results during the first half of the Company's fiscal year. Consequently, approximately 55% to 60% of the Company's net sales of specialty trackwork have historically occurred in the second half of its fiscal year. In addition, transit industry practice with respect to specialty trackwork generally involves the periodic shipment of large quantities, which may be unevenly distributed throughout the year. For fiscal 1996, sales of specialty trackwork products accounted for approximately 49% of the Company's net sales.

ACQUISITION STRATEGY; RISKS RELATED TO RAPID GROWTH

  A principal component of the Company's business strategy is to continue to grow by making additional acquisitions of complementary businesses. The Company historically has financed its acquisitions through a combination of secured and unsecured borrowings, augmented by internally generated cash flow and the issuance of equity securities. The Company's future growth and financial success will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates, consummate the acquisition of such businesses on terms that are favorable to the Company, attain customer retention levels at acquired businesses that are advantageous to the Company, and promptly and profitably integrate the acquired operations into the Company. There can be no assurance that the Company will be successful with respect to such factors. There can also be no assurance that the Company will adequately anticipate all of the changing demands its growth will impose on its internal systems, procedures and structure. Any failure to adequately anticipate and respond to such changing demands could have a material adverse effect on the Company.

LABOR RELATIONS

  Labor unions represent approximately 69% of the Company's employees. The Company believes that its labor relations are good. However, there can be no assurance that work stoppages will not occur in the future in connection with contract negotiations or otherwise, or of the outcome of future contract negotiations.

ENVIRONMENTAL COMPLIANCE

  The Company is subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. Although the Company believes it is in material compliance with all of the various regulations applicable to its business, there can be no assurance that requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

  In connection with its formation and the purchase of certain assets and liabilities from the Railroad Products Group of Abex Corporation ("Abex") in 1987, the Company obtained a comprehensive environmental indemnity from Abex. The indemnity covers environmental conditions, whether or not then known, in existence at the time of the purchase, without dollar or time limit. Shortly after the purchase, the Company performed surveys to assess the environmental conditions at the time of the purchase. As a result of these studies, the Company has undertaken environmental projects, including underground storage tank removal, corrective action and other remedial action as necessary. Some of these actions are ongoing and similar actions may be necessary in the future. When Abex refused to compensate the Company for costs incurred, the Company filed suit against Abex on November 18, 1991. In a separate lawsuit filed in October 1994, the Company also asserts that Abex is required to indemnify the Company for the reduction in value of one of the sold properties (a Pennsylvania manufacturing facility owned by the Company) caused by the environmental contamination at that site. In October 1995, a judgment in the 1991 lawsuit was finalized with the Company receiving a payment of $2.8 million from Abex. The Company recorded the receipt of this payment as a reserve to address other potential matters related to ongoing Abex issues. The judgment is exclusive of indemnification for any future environmental claims. While the Company believes the cost of environmental projects related to ongoing Abex issues may be properly recoverable under the indemnity, the Company is responsible for such cost irrespective of whether it receives payment under the indemnity.

SUBORDINATION OF THE DEBT SECURITIES

  The Debt Securities will be general unsecured obligations of the Company. The Debt Securities will be subordinated in the right of payment to all existing and future Senior Indebtedness (as hereinafter defined), including the payment of principal, premium, if any, interest and all other amounts due on or payable in connection with Senior Indebtedness. "Senior Indebtedness" includes all indebtedness of the Company for borrowed money whether existing on or created or incurred after the date of issuance of the Debt Securities and, under the Indenture, the Company may incur substantial Senior Indebtedness. By reason of such subordination, in the event of liquidation, reorganization, dissolution or winding up of the Company, or upon an assignment for the benefit of its creditors or any other marshalling of the Company's assets and liabilities, or upon other proceedings, the holders of Senior Indebtedness must be paid in full before the holders of the Debt Securities may be paid. This may have the effect of reducing the amount of such proceeds paid to the holders of the Debt Securities. In addition, under certain circumstances, no payments may be made with respect to the principal of or interest on the Debt Securities if there exists (and has not been waived) a non-payment default, or certain other defaults with respect to Senior Indebtedness. See "Description of the Debt Securities."

                                USE OF PROCEEDS

  The Company currently intends to use the net proceeds from the issuance and sale of the Securities offered hereby for general corporate purposes, which may include the reduction of indebtedness, possible acquisitions and such other purposes as will be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested in short-term investment securities or deposited in interest-bearing accounts. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and the availability of other funds.

                       RATIO OF EARNINGS TO FIXED CHARGES

  Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the last five years:

                               YEAR ENDED JULY 31,
                               -------------------
           1996            1995                    1994                    1993                    1992
           ----            ----                    ----                    ----                    ----
           2.72x           5.60x                   4.05x                   2.21x                   (a)

 (a)In 1992, earnings were insufficient to cover fixed charges by $1.6 million.

  For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges to income before income taxes, cumulative effect of accounting change and extraordinary items. Fixed charges represent interest expense, amortization of deferred financing costs and the interest portion of rent expense.

                       DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities will be issued under an Indenture (the "Indenture") by and between the Company and First Trust of Illinois, National Association, as Trustee (the "Trustee"). The Indenture provides that Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Officer's Certificates or supplemental indentures creating such series. The particular terms of each series, or of Debt Securities forming a part of a series, that are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

  The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and any Officer's Certificates or any supplemental indentures relating thereto, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections, references to such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

  The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions that are not inconsistent with the Indenture, including terms and provisions relating to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured subordinated obligations of the Company.

  The applicable Prospectus Supplement will set forth the price or prices at which the Offered Debt Securities will be issued and will describe the following terms of such Offered Debt Securities: (i) the title of such Offered Debt Securities; (ii) any limit on the aggregate principal amount of such Offered Debt Securities or the series of which they are a part; (iii) if other than the Trustee, the identity of each Security Registrar and Paying Agent;
(iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal and premium (if any) of any of such Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which any of such Offered Debt Securities will bear interest, or the method, if any, by which such rates will be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, or the method by which such date will be determined, and the basis on which interest shall be calculated, if other than that of a 360-day year of twelve thirty-day months; (vi) if other than the fifteenth day next preceding an Interest Payment Date, the Regular Record Date with respect to an Interest Payment Date; (vii) the place or places, if any, other than or in addition to the Corporate Trust Office, where the principal of and any premium and interest on any of such Offered Debt Securities will be payable; (viii) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) the obligation, if any, of the Company to redeem, repay or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation; (x) the denominations in which any of such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) if other than the currency of the United States of

America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for purposes of determining the principal amount deemed to be Outstanding at any time); (xii) if the amount of principal of or any premium or interest on any of such Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xiii) if the principal of or any premium or interest on any of such Offered Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if other than the principal amount thereof, the portion of the principal amount of any of such Offered Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof; (xv) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance--Defeasance and Discharge" or "Defeasance--Covenant Defeasance", or under both such captions; (xvi) any addition to or change in the Events of Default applicable to any of such Offered Debt Securities and any change in the right of the Trustee or the Holders to declare the principal of and any premium or interest on any of such Offered Debt Securities due and payable; (xvii) any addition to or change in the covenants and definitions in the Indenture or in the provisions of the Indenture described under "Consolidation, Merger, Conveyance or Transfer" and under "Covenants"; (xviii) whether any of such Offered Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities and, if different from those described under the Indenture caption entitled "Registration, Registration of Transfer and Exchange," any circumstances under which any such Global Security may be exchanged for Offered Debt Securities registered, and any transfer of such Global Security may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee and (xix) any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture, including, without limitation, any subordination provisions. (Section 301) If specified in any applicable Prospectus Supplement, the Debt Securities of any series may be issued in bearer form, and if so issued, the applicable Prospectus Supplement will describe any additions to or changes in any of the provisions of the Indenture that are necessary to permit or facilitate such issuance. (Section 901)

  Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

  Except to the extent that the covenants described in the applicable Prospectus Supplement may otherwise provide, neither the Indenture nor the Debt Securities will contain any covenants or other provisions designed to afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence involving the Company or any Subsidiary.

FORM, EXCHANGE AND TRANSFER

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. (Section 302)

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with a written instrument of transfer duly executed) at the office of the Security Registrar or at one or more offices or agencies designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company or the Trustee will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Unless otherwise set forth in the applicable Prospectus Supplement, the Company has appointed the Trustee as Security Registrar for each series of Debt Securities for the purpose of registering Debt Securities and transfers of Debt Securities at its Corporate Trust Office in Chicago, Illinois. (Section 305) Any other office or agency (in addition to the Security Registrar) initially designated by the Company for the registration and transfer of any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional offices and agencies for the registration and transfer or exchange of any Debt Securities or rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of each series. (Section 1002)

  If the Debt Securities of any series are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series during a period beginning at the opening of business 15 days before the selection of such Debt Securities of that series to be redeemed and ending at the close of business on the day of the mailing of a notice of redemption or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

  Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, and will be deposited with such Depositary or nominee or a custodian therefor.

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged for Debt Securities registered in the name of, and no transfer of a Global Security may be registered to, any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if the Company determines that the Depositary is unable to continue as Depositary and the Company thereupon fails to appoint a successor Depositary; (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable and the transfer thereof so registerable;
(iii) the Company provides for such exchange in creating such Global Security (which will be described in any applicable Prospectus Supplement); (iv) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities evidenced by such Global Security or (v) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305)

  As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

  Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspects of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests;
(ii) the payments to the beneficial owners of the Global Security of amounts paid to the Depositary or its nominee or (iii) any other matter related to the actions and practices of the Depositary. (Section 305)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Principal and any premium and interest due on a Debt Security upon Maturity or upon redemption or repurchase will be paid by wire transfer (if appropriate instructions are received) against presentation and surrender of the Debt Security by the Holder thereof at the office of the Paying Agent. Interest payments on any Debt Security (other than interest due at Maturity or on redemption or repurchase) will be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register; provided that a Holder of Debt Securities of any series that pay interest on the same day and that are in an aggregate principal amount in excess of $10,000,000 may elect to receive payments of interest with respect to such series via wire transfer. (Section 307) The Paying Agent or Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or one or more other offices or agencies where the Debt Securities may be presented or surrendered for payment and from time to time rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

  All moneys paid by the Company to a Paying Agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Paying Agent and the Trustee with respect thereto, and all liability of the Company as a trustee thereof, shall thereupon cease. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into any other person or entity unless
(i) either the Company is the continuing corporation, or the successor is a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation expressly assumes by an indenture supplement the Company's obligations on the Debt Securities and under the Indenture; (ii) the Company or the successor corporation, as the case may be, is not immediately after the merger or consolidation, or the sale or conveyance, in default in the performance of any covenant or condition under the Indenture and (iii) after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing. (Section
801)

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of any interest upon any Debt Security of that series when it became due and payable, and continuance of that default for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it became due and payable at its Maturity; (iii) default in the deposit of any sinking fund payment, when due by the terms of a Debt Security of that series; (iv) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to any Debt Security of that series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere or that has expressly been included in the Indenture solely for the benefit of a series other than that series), and continuance of that default or breach for a period of 30 days after written notice has been given by the Trustee, or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture and (v) certain events in bankruptcy, insolvency or reorganization. (Section 501)

  If an Event of Default with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security, as may be specified in the terms of such Debt Security) to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (a) all overdue interest on all Outstanding Securities of that series, (b) the principal and premium, if any, on any Debt Securities of that series that have become due otherwise than by such acceleration and any interest thereon at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefore in such Debt Securities and (d) certain fees of the Trustee and (ii) all Events of Default, other than the non-payment of accelerated principal (or premium, if any) or interest on Debt Securities of that series, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the giving of security or the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section
512)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing
Event of Default with respect to
the Debt Securities of that series; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Debt Security. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

  Without the consent of any Holders of Outstanding Securities, the Company and the Trustee may enter into one or more supplemental indentures and/or Officer's Certificates for any of the following purposes: (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Company by the Indenture; (iii) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities of any series in uncertificated form; (iv) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities; provided, however, that any such addition, change or elimination shall either (a) not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect, or (b) not apply to any Outstanding Securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the Holders of such Outstanding Securities in any material respect; (v) to secure the Debt Securities of any series; (vi) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture or any Debt Security of any series that may be inconsistent with any other provision in the Indenture or in the Debt Security of such series, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action shall not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect; (ix) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act or (x) to amend or supplement the restrictions on the procedures for resale, attempted resale and other transfers of any series of Debt Securities (whether or not Outstanding) to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of Restricted Securities generally. (Section
901)

  Except as described above, the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by a modification or amendment (voting as one class) is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby: (i) extend the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security; (ii) reduce the principal amount of, or any premium or interest on, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vi) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture; (vii) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify such provisions with respect to modification and waiver. (Section 902)

  The Holders of a majority in principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, and (ii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

  Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on that record date, whether or not such Holders remain Holders after such record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specific period following the record date. For any particular record date, this period will be 90 days. (Section
104)

DEFEASANCE AND COVENANT DEFEASANCE

  If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants that may be described in the applicable Prospectus Supplement, applied to the Debt Securities of any series, or to any specified part of the series. (Section 1301)

  Defeasance and Discharge. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or

U.S. Government Obligations, or both, that, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

  Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain covenants, as may be described in the applicable Prospectus Supplement will be deemed not to be or result in an Event of Default, with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, that, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities or on redemption in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (Sections 1303 and 1304)

NOTICES

  Except as may be described in any Prospectus Supplement with respect to the Holders of a particular series of Debt Securities, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of Illinois. (Section 112)

RELATIONSHIPS WITH THE TRUSTEE

  Other than through the Indenture, the Company does not maintain any relationships with the Trustee.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The total amount of the authorized capital stock of the Company is 25,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $1.00 (the "Preferred Stock"), none of which are outstanding. No series of Preferred Stock has been designated other than 100,000 shares of Series A Junior Participating

Preferred Stock (the "Series A Preferred Stock"). The following description is a summary of the material provisions of the Company's capital stock and is qualified in its entirety by reference to the provisions of the Company's restated certificate of incorporation, its bylaws and the Rights Agreement, dated as of September 29, 1995 (the "Rights Agreement") between the Company and LaSalle National Trust, N.A., as Rights Agent, copies of which have been filed as exhibits to the Registration Statement of which the Prospectus forms a part.

COMMON STOCK, RIGHTS AND SERIES A PREFERRED STOCK

 Common Stock

  As of October 31, 1996, there were 8,376,026 shares of Common Stock outstanding held by 58 holders of record (including brokerage firms and other nominees). The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors of the Company (the "Board of Directors") may from time to time determine, subject to any prior rights of the holders of any preferred stock that may be outstanding. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

 Rights and Series A Preferred Stock

  Under the Rights Agreement, each outstanding share of Common Stock is accompanied by one preferred share purchase right (each, a "Right"). Except as described below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a purchase price of $150 per one one-hundredth share the "Purchase Price," subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  From the Record Date (as such term is defined in the Rights Agreement), the Rights attach implicitly to all Common Stock certificates outstanding. No separate Right certificates have been distributed. Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced together with a copy of the Summary of Stockholder Right Plan that is attached as Exhibit C to the Rights Agreement (the "Summary of Stockholder Rights Plan") and not by separate certificates.

  The Rights Agreement also provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Common Stock, with or without a copy of the Summary of Stockholder Rights Plan, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) September 29, 2005 (the "Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below and (iii) the exchange of all Rights for Common Stock as described below.

  In the event that any person (other than the Company, its subsidiaries or any person receiving newly-issued shares of Common Stock directly from the Company) becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights Agreement contains an exemption for any issuance of Common Stock by the Company directly to any person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration), even if that person would become the beneficial owner of 15% or more of the Common Stock, provided that such person does not acquire any additional shares of Common Stock.

  In the event that, at any time following the Shares Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Series A Preferred Stock or the Common Stock, or a reverse split of the outstanding shares of the Series A Preferred Stock or the Common Stock.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The Company will not be required to issue fractional shares of Series A Preferred Stock or Common Stock (other than fractions in multiples of one one-hundredths of a share of Series A Preferred Stock) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series A Preferred Stock or Common Stock on the last trading date prior to the date of exercise.

  At any time after the date of the Rights Agreement until the time that a person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which may (at the option of the Company) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The Board of Directors of the Company is generally responsible for administering, interpreting and making all decisions and taking all actions with respect to the Rights Agreement, including, without limitation, the decision to redeem or exchange the Rights or to amend the Rights Agreement (each of the foregoing being hereinafter referred to as an "Action"). Notwithstanding the foregoing, in the event the Board of Directors is required or permitted to take any Action with respect to the Rights Agreement and (i) such Action occurs on or after the date of a change (resulting from a proxy or consent solicitation) in the Board of Directors as composed at the commencement of such solicitation and (ii) a person who was a participant in the solicitation has stated that such person (or any of its affiliates or associates) has taken, intends to take or may consider taking, or if the majority of the Continuing Directors (as hereinafter defined) has determined in good faith that such person (or any of its affiliates or associates) has taken, intends to take or is likely to take, any action that would result in such person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event, then, such Action shall not be effective for purposes of the Rights Agreement unless (i) at the time of such Action there are at least three Continuing Directors and such Action is approved by a majority of the Continuing Directors then holding office. "Continuing Directors" is defined as those directors who are either presently in office or have been approved or nominated by Continuing Directors, and who are neither Acquiring Persons nor affiliates or associates of Acquiring Persons.

  The provisions of the Rights Agreement may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group will become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

PREFERRED STOCK

  The Board of Directors is authorized to issue preferred stock in series and to fix the designations, powers, preferences, rights, qualifications, limitations, or restrictions of any such series including without limitation, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights, preemptive rights and other terms. To date, the Board of Directors has so fixed only the Series A Preferred Stock. Although no preferred stock is currently outstanding, because the Board of Directors has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any such Preferred Stock preferences, powers and rights (including voting rights), senior to the rights of holders of Common Stock, which could adversely affect the holders of Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Company's restated certificate of incorporation, as of October 31, 1996, there were approximately 16,623,974 shares of Common Stock and 1,000,000 shares of preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.

  One of the effects of the existence of unissued and unreserved Common Stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  The Board of Directors is authorized without any future action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued preferred stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock, and that could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's restated certificate of incorporation contains a provision that limits the liability of the Company's directors for monetary damages for breach of fiduciary duty as a director or officer to the full extent permitted by the General Corporation Law of the State of Delaware. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction in the event of a breach of a director's duty of care.

  Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Business Combination Act") generally imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (i) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in an interested stockholder becoming such; (ii) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or (iii) on or after an interested stockholder becomes such, the business combination is approved by (a) the board of directors and (b) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

  The Delaware Business Combination Act applies to certain public companies incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (i) the corporation's original certificate of incorporation; (ii) an amendment to the corporation's bylaws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation; or (iii) an amendment to the corporation's certificate of incorporation or bylaws as approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). The Company has not made such an election and is therefore subject to the Delaware Business Combination Act.

REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Common Stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

  Certain legal matters in connection with the validity of the Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Chicago, Illinois, and for any agents, underwriters or dealers by McDermott, Will & Emery, Chicago, Illinois. Douglas H. Walter, a partner of Jones, Day, Reavis & Pogue, is the owner of 82,762 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities through underwriters or dealers, directly to one or more purchasers or through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

  If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contacts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

  Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

      Securities and Exchange Commission Registration Fee............  $ 30,304
      National Association of Securities Dealers, Inc. Filing Fee and
       Blue Sky Fees and Expenses (including attorneys' fees and
       expenses).....................................................    20,500
      Nasdaq National Market Supplemental Listing Fee................    17,500
      Printing Expenses..............................................   100,000
      Accounting Fees and Expenses...................................    20,000
      Legal Fees and Expenses........................................   150,000
      Trustee and Transfer Agent Fees................................    10,000
      Miscellaneous Expenses.........................................    15,000
                                                                       --------
          Total......................................................  $363,304
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties, or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred in connection therewith.

  The Company's restated certificate of incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, general or limited partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in the restated certificate of incorporation.

  The restated certificate of incorporation also provides that to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company.

  The Company's bylaws provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, general or limited partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in the bylaws.

  The Company has in effect insurance policies in the amount of $10.0 million covering all of the Company's directors and officers.

ITEM 16. EXHIBITS

      1.1      Form of Underwriting Agreement or Distribution Agreement, as applicable
               (to be filed by amendment to this Registration Statement or as an exhibit to a Current Report on Form
               8-K)
      4.1      Restated Certificate of Incorporation of the Company (2)
      4.2      Bylaws of the Company (3)
      4.3      Form of certificate representing shares of Common Stock of the Company (1)
      4.4      Rights Agreement, dated as of September 29, 1995, between the Company and
               LaSalle National Trust, N.A. as Rights Agent, which includes as Exhibit A thereto the Form of Certificate of Designation, Preferences and Rights, as
               Exhibit B thereto the form of Right Certificate, and as Exhibit C thereto the Summary of Stockholder Rights Plan (4)
      4.5      Indenture, dated            , 1996, from the Company to First Trust of
               Illinois, National Association, as Trustee
      4.6      Form of Debt Security (filed as part of Exhibit 4.5)
      5.1      Opinion and consent of Jones, Day, Reavis & Pogue
     12.1      Computation of ratio of earnings to fixed charges
     23.1      Consent of Jones, Day, Reavis & Pogue (included in their opinion filed as
               Exhibit 5.1)
     23.2      Consent of Arthur Andersen LLP
     24.1      Power of Attorney of Donald W. Grinter
     24.2      Power of Attorney of Jean-Pierre M. Ergas
     24.3      Power of Attorney of Donald R. Gant
     24.4      Power of Attorney of Clarence E. Johnson
     24.5      Power of Attorney of D. Chisholm MacDonald
     24.6      Power of Attorney of James E. Martin
     24.7      Power of Attorney of George W. Peck IV
     25.1      Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of Illinois, National Association, on Form T-1
               relating to the Debt Securities

  Long-term debt of the Company or various of its subsidiaries is outstanding under numerous other instruments. No such instrument authorizes an amount of securities thereunder in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees that it will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

  (1) Incorporated by reference to Exhibit 4.1 filed with the Registrant's Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on October 12, 1993 (SEC File No. 33-70242).

  (2) Incorporated by reference to Exhibit 3.1 filed with the Registrant's Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on April 13, 1994 (SEC File No. 33-77652).

  (3) Incorporated by reference to Exhibit 3.2 filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1994 (SEC File No. 0-22906).

  (4) Incorporated by reference to Exhibit 1 filed with the Registrant's Current Report on Form 8-K dated September, 29, 1995 (SEC File No. 0-22906).

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON NOVEMBER 15, 1996.

                                          ABC RAIL PRODUCTS CORPORATION

                                                 /s/ D. CHISHOLM MacDONALD
                                          By: _________________________________
                                                D. Chisholm MacDonald
                                                Senior Vice President and
                                                Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON NOVEMBER 15, 1996, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                   NAME                                        CAPACITY
                   ----                                        --------
                     *                      Chairman of the Board, Chief Executive Officer
             Donald W. Grinter              and Director (Principal Executive Officer)
                     *
            Jean-Pierre M. Ergas            Director
                     *
               Donald R. Gant               Director
                     *
            Clarence E. Johnson             Director
                     *
              James E. Martin               Director
                     *
             George W. Peck IV              Director

--------
*The undersigned by signing his name hereunto has hereby signed this Registration Statement on behalf of the undersigned in the capacities indicated and the above-named directors and officers, on November 15, 1996, pursuant to a power of attorney executed on behalf of each such director and officer and filed herewith with the Securities and Exchange Commission.

                                                 /s/ D. CHISHOLM MacDONALD
                                          By: _________________________________
                                             D. Chisholm MacDonald
                                             Senior Vice President,
                                             Chief Financial Officer and
                                              Director
                                             (Principal Financial Officer and
                                             Principal Accounting Officer)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                       DESCRIPTION OF DOCUMENT
  -------                      -----------------------
  1.1      Form of Underwriting Agreement or Distribution Agreement, as
           applicable (to be filed by amendment to this Registration
           Statement or as an exhibit to a Current Report on Form 8-K)
  4.1      Restated Certificate of Incorporation of the Company (2)
  4.2      Bylaws of the Company (3)
  4.3      Form of certificate representing shares of Common Stock of the
           Company (1)
  4.4      Rights Agreement, dated as of September 29, 1995, between the
           Company and LaSalle National Trust, N.A. as Rights Agent,
           which includes as Exhibit A thereto the Form of Certificate of
           Designation, Preferences and Rights, as Exhibit B thereto the form of Right Certificate, and as Exhibit C thereto the
           Summary of Stockholder Rights Plan (4)
  4.5      Indenture, dated            , 1996, from the Company to First
           Trust of Illinois, National Association, as Trustee
  4.6      Form of Debt Security (filed as part of Exhibit 4.5)
  5.1      Opinion and consent of Jones, Day, Reavis & Pogue
 12.1      Computation of ratio of earnings to fixed charges
 23.1      Consent of Jones, Day, Reavis & Pogue (included in their
           opinion filed as Exhibit 5.1)
 23.2      Consent of Arthur Andersen LLP
 24.1      Power of Attorney of Donald W. Grinter
 24.2      Power of Attorney of Jean-Pierre M. Ergas
 24.3      Power of Attorney of Donald R. Gant
 24.4      Power of Attorney of Clarence E. Johnson
 24.5      Power of Attorney of D. Chisholm MacDonald
 24.6      Power of Attorney of James E. Martin
 24.7      Power of Attorney of George W. Peck IV
 25.1      Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of First Trust of Illinois, National
           Association, on Form T-1 relating to the Debt Securities
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